      As filed with the Securities and Exchange Commission on May 16, 2001
--------------------------------------------------------------------------------
                                        Registration No. 333 - _________________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ----------------------

                       HUNTINGTON BANCSHARES INCORPORATED
             (Exact name of Registrant as specified in its charter)

            Maryland                                            31-0724920
 (State or other jurisdiction                               (I.R.S. Employer
of incorporation or organization)                           Identification No.)

                                Huntington Center
                              41 South High Street
                              Columbus, Ohio 43287
              (Address of Registrant's principal executive offices)
                             ----------------------

                       HUNTINGTON BANCSHARES INCORPORATED
                     2001 STOCK AND LONG-TERM INCENTIVE PLAN
                            (Full title of the Plan)
                             ----------------------

                             Richard A. Cheap, Esq.
                         General Counsel and Secretary
                       Huntington Bancshares Incorporated
                               Huntington Center
                              41 South High Street
                              Columbus, Ohio 43287
                                  614/480-4647
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                             ----------------------

                          Copies of Correspondence to:
                            Mary Beth M. Clary, Esq.
                              John B. Pisaris, Esq.
                       Porter, Wright, Morris & Arthur LLP
                              41 South High Street
                              Columbus, Ohio 43215

                        --------------------------------
                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
                                                    Proposed Maximum       Proposed Maximum
 Title of Securities to       Amount to be         Offering Price Per     Aggregate Offering          Amount of
     be registered           Registered (1)             Share(2)               Price(2)          Registration Fee(3)
----------------------------------------------------------------------------------------------------------------------
     Common Stock,
   without par value           12,400,000                $14.56              $180,544,000              $33,063
----------------------------------------------------------------------------------------------------------------------

(1) 12,400,000 shares of Common Stock, without par value, have been reserved for issuance under the Huntington Bancshares Incorporated 2001 Stock and Long-Term Incentive Plan (the "Plan"). This Registration Statement shall be deemed to cover an indeterminate number of additional shares of Common Stock, without par value, as may be issuable pursuant to future stock dividends, stock splits or similar transactions.

     Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h), based upon the average of the high and low sales prices of our Common Stock as reported on the Nasdaq National Market as of May 14, 2001.

(3) Pursuant to Rule 429 promulgated under the Securities Act of 1933, the amount of the registration fee does not include $12,073 previously paid to the Commission relating to 3,316,896 shares of Common Stock previously registered pursuant to Form S-8 Registration Statement, Registration No. 33-52553, which remain unissued at the close of business on May 15, 2001.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The document(s) containing the information concerning the Plan, specified in Part I will be sent or given to Plan participants as specified by Rule 428(b)(1). Such documents are not filed as part of this Registration Statement in accordance with the Note to Part I of the Form S-8 Registration Statement.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 3.           INCORPORATION OF DOCUMENTS BY REFERENCE.

       The Securities and Exchange Commission requires us to "incorporate by reference" some of our publicly filed documents into this registration statement, which means that information included in those documents is considered part of this registration statement. The information incorporated by reference is an important part of this registration statement and prospectus, and later information filed with the Securities and Exchange Commission will automatically update and supersede some of this information. We incorporate by reference any future filings we make with the Securities and Exchange Commission under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities offered by the prospectus or otherwise terminate the offering.

       Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

       The following documents previously filed by us with the SEC are incorporated by reference:

         1. Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

         2. Proxy Statement dated March 5, 2001 in connection with our 35th Annual Meeting of Shareholders;

         3. Quarterly Report on Form 10-Q for the quarter ended March 31, 2001; and

         4. Current Reports on Form 8-K, dated January 18 (two reports), April 10, April 17, and April 19, 2001, to report annual and/or quarterly earnings and certain developments.

       In addition, the description of our common stock and the rights issued under a certain Rights Agreement, dated February 22, 1990, as amended August 16,1995, between us and The Huntington Trust Company, National Association, which rights are attached to the common stock, that is contained in our Forms 8-A filed with the Securities and Exchange Commission pursuant to Section 12 of the Exchange Act, a Current Report on Form 8-K dated August 16, 1995, and as the same may be updated in any amendment or report filed for the purpose of updating such description, is hereby incorporated by reference. Any person receiving a copy of this registration statement may obtain, without charge, upon request, a copy of any of the documents incorporated by reference herein (except for the exhibits to those documents, unless the exhibits are specifically incorporated by reference into such documents). You may obtain a copy of each of the above-listed documents at no cost by calling or writing to us at the following address:

                Huntington Bancshares Incorporated
                Attn:  Investor Relations
                Huntington Center, HC0635
                41 S. High St.
                Columbus, Ohio 43287

       Telephone requests may be directed to the Huntington Financial Report Request Line at (888) 480-3164.

       Additional information about the Plan and its administrators may be obtained at no cost by writing or calling us at the following address and phone number:

                Huntington Bancshares Incorporated
                Attn:  Compensation Manager
                Huntington Center, HC0318
                41 S. High St.
                Columbus, Ohio 43287

                (614) 480-4059

ITEM 4.  DESCRIPTION OF SECURITIES

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

         The validity of the shares of our common stock offered by this registration statement has been passed upon for us by Porter, Wright, Morris & Arthur LLP, Columbus, Ohio.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

                  Our Articles of Incorporation, as amended, provide that we shall indemnify our officers and directors to the full extent of the general laws of the State of Maryland now or hereafter in force, including the advance of expenses to our officers and directors. Our obligation to advance expenses incurred by our officers and directors as a result of any threatened, pending or completed action, suit or proceeding, whether it be civil, criminal, administrative or investigative is subject to the procedures provided by Section 2-418 and other sections of the Maryland general corporation law. Our Articles of Incorporation, as amended, also provide that we may indemnify our officers who are not directors to such further extent as shall be authorized by the Board of Directors, provided that such additional indemnification is consistent with the law.

         Section 2-418 of the Maryland general corporation law provides, generally, that a corporation may indemnify any officer or director made a party to any proceeding by reason of his or her service in that capacity against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the officer or director in connection with the proceeding, unless it is proved that the act or omission of the officer or director was material to the cause of action adjudicated in the proceeding and that such act or omission was committed in bad faith or was the result of active and deliberate dishonesty; or the officer or director actually received an improper personal benefit in money, property, or services; or, in the case of any criminal proceeding, the officer or director had reasonable cause to believe that the act or omission was unlawful. Notwithstanding the above, an officer or director may not be indemnified for any judgments, penalties, fines, settlements or expenses arising out of any proceeding bought by or in the right of the corporation, in which such officer or director shall have been adjudged liable to the corporation or any judgments, penalties, fines, settlements or expenses arising out of any proceeding charging improper receipt of a personal benefit by such officer or director.

         The termination of any proceeding by judgment, order, or settlement does not create a presumption that the officer or director did not meet the standard of conduct required for such officer or director to be indemnified. However, the termination of any proceeding by conviction, plea of nolo contendere or its equivalent, or the entry of an order of probation prior to judgment, creates a rebuttable presumption that the officer or director did not meet standard of conduct required for such officer or director to be indemnified. Indemnification of an officer or director is not permitted unless authorized for a specific proceeding. Such authorization shall only be given following a determination (1) by a majority of a quorum of directors not at the time parties to the proceeding (or a majority of a committee of two or more such directors designated by the full board); (2) by special legal counsel selected by the board of directors; or (3) by the stockholders, that indemnification is permissible because the officer or director met the standard of conduct required for such officer or director to be indemnified.

         The reasonable expenses incurred by an officer or director who is a party to a proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the proceeding upon receipt by the corporation of both a written affirmation by the officer or director of his or her good faith belief that the standard of conduct necessary for indemnification by the corporation has been met, and a written undertaking by or on behalf of the officer or director to repay the amount if it shall be ultimately determined that the standard of conduct has not been met.

         The indemnification and advancement of expenses provided or authorized by Section 2-418 are not exclusive of any other rights to which an officer or director may be entitled both as to action in his official capacity and as to action in another capacity while holding such office.

         Pursuant to Section 2-418, a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who, while serving in such capacity, is or was at the request of the corporation serving as a director, officer, partner, trustee, employee, or agent of another corporation or legal entity or of an employee benefit plan, against liability asserted against and incurred by such person in any of those capacities or arising out of such person's position, regardless of whether or not the corporation would have the power to indemnify against liability under Section 2-418. A corporation may provide similar protection, including a trust fund, letter of credit, or surety bond, so long as the form of such protection is not inconsistent with Section 2-418. Additionally, a subsidiary or an affiliate of the corporation may provide the insurance or similar protection.

         Subject to certain exceptions, our directors and officers and our affiliates are insured to the extent of 100% of loss up to a maximum of $35,000,000 (subject to certain deductibles) in each policy year because of any claim or claims made against them by reason of their wrongful acts while acting in their capacities as such directors or officers and up to a maximum of $10,000,000 (subject to certain deductibles) in each policy year because of any claim or claims made against them by reason of their wrongful acts while acting in their capacities as fiduciaries in the administration of certain of our employee benefit programs. We are insured, subject to certain retentions and exceptions, to the extent we shall have indemnified our directors and officers for such loss.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

Exhibit                    Exhibit
Number                     Description
------                     -----------



  4(a) Huntington Bancshares Incorporated 2001 Stock and Long-Term Incentive Plan effective as of February 21, 2001 (Filed as
                  Exhibit 10(r) to Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, and incorporated herein by reference.)

  4(b) Articles V, VIII and X of Articles of Restatement of Charter, as amended and supplemented (Exhibit 3(i) to Annual Report on Form 10-K for the year ended December 31, 1993, and Exhibit 3(i)(b) to Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996, and incorporated herein by reference). Instruments defining the rights of holders of long-term debt will be furnished to the Securities and Exchange Commission upon request.

  4(c) Rights Plan, dated February 22, 1990, between Huntington Bancshares Incorporated and The Huntington Trust Company, National Association (Exhibit 1 to Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on February 22, 1990, and incorporated herein by reference).

  4(d) Amendment No. 1 to the Rights Agreement, dated August 16, 1995 (Exhibit 4(b) to Form 8-K, dated August 16, 1995, and incorporated herein by reference).

  5*              Opinion of Porter, Wright, Morris & Arthur regarding legality.

  23 (a)*         Consent of Porter, Wright Morris & Arthur (included in
                  Exhibit 5 filed herewith).

  23(b)*          Consent of Ernst & Young.

  24*             Powers of Attorney.

*Filed herewith.

ITEM 9.           UNDERTAKINGS

         We hereby undertake:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement. Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or

Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Registrant pursuant to Registrant's indemnification provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Huntington Bancshares Incorporated certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on May 16, 2001.

                             HUNTINGTON BANCSHARES INCORPORATED



                             By:/s/ Richard A. Cheap
                               ---------------------------------------
                                Richard A. Cheap, Secretary and General Counsel


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

    Signature                            Title                                      Date
    ---------                            -----                                      ----
   *Frank Wobst                  Chairman                                   )
--------------------------------                                            )
    Frank Wobst                                                             )
                                                                            )
   *Thomas E. Hoaglin            President, Chief Executive Officer,        )
-------------------------------- and Director (principal executive officer  )
    Thomas E. Hoaglin                                                       )
                                                                            )
   *Michael J. Mcmennamin        Vice Chairman and Chief Financial Officer  )
-------------------------------- (principal financial and                   )
    Michael J. McMennamin        (principal accounting officer              )
                                                                            )
                                                                            )
   *Don M. Casto, III              Director                                 )
--------------------------------                                            )
    Don M. Casto, III                                                       )
                                                                            )
   *Don Conrad                     Director                                 )
--------------------------------                                            )
    Don Conrad                                                              )
                                                                            )   May 16, 2001
   *John B. Gerlach, Jr.           Director                                 )
--------------------------------                                            )
    John B. Gerlach, Jr.                                                    )
                                                                            )
   *Patricia T. Hayot              Director                                 )
--------------------------------                                            )
    Patricia T. Hayot                                                       )
                                                                            )
   *Wm. J. Lhota                   Director                                 )
--------------------------------                                            )
    Wm. J. Lhota                                                            )
                                                                            )
   *Robert H. Schottenstein        Director                                 )
--------------------------------                                            )
    Robert H. Schottenstein                                                 )
                                                                            )
   *George A. Skestos              Director                                 )
--------------------------------                                            )
    George A. Skestos                                                       )
                                                                            )
   *Lewis R. Smoot                 Director                                 )
--------------------------------                                            )

    Lewis R. Smoot                                                          )
                                                                            )
   *Timothy P. Smucker             Director                                 )   May 16, 2001
--------------------------------                                            )
    Timothy P. Smucker                                                      )
                                                                            )

*By /s/ Richard A. Cheap
       --------------------
        Richard A. Cheap, attorney-in-fact
        for each of the persons indicated

                          Registration No. 333-_______

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                       HUNTINGTON BANCSHARES INCORPORATED

                                    EXHIBITS

                                  EXHIBIT INDEX

                                                                                        Pagination By
                                                                                        Sequential
Exhibit                    Exhibit                                                      Numbering
Number                     Description                                                  System
------                     -----------                                                  ------
4(a)              Huntington Bancshares Incorporated 2001 Stock and Long-Term
                  Incentive Plan, effective as of February 21, 2001 (Filed as
                  Exhibit 10(r) to Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, and incorporated herein by reference.)

4(b) Articles V, VIII and X of Articles of Restatement of Charter, as amended and supplemented (Exhibit 3(i) to Annual Report on Form 10-K for the year ended December 31, 1993, and Exhibit
                  3(i)(b) to Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996, and incorporated herein by reference). Instruments defining the rights of holders of long-term debt will be furnished to the Securities and Exchange Commission upon request.

4(c)              Rights Plan, dated February 22, 1990, between Huntington
                  Bancshares Incorporated and The Huntington Trust Company,
                  National Association (Exhibit 1 to Registration Statement on
                  Form 8-A, filed with the Securities and Exchange Commission on February 22, 1990, and incorporated herein by reference).

4(d)              Amendment No. 1 to the Rights Agreement, dated August 16, 1995
                  (Exhibit 4(b) to Form 8-K, dated August 16, 1995, and incorporated herein by reference).

5*                Opinion of Porter, Wright, Morris & Arthur regarding legality.

23 (a)*           Consent of Porter, Wright Morris & Arthur (included in Exhibit
                  5 filed herewith).

23(b)*            Consent of Ernst & Young.

24*               Powers of Attorney.

*Filed herewith.